333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
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Freeport-McMoRan Copper & Gold Inc.
Mourns the Passing of Co-Founder, B. M. “Mack” Rankin

PHOENIX, AZ, August 15, 2013 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today with great sadness that co-founder B.M. “Mack” Rankin, Vice Chairman and a member of its Board of Directors, died yesterday at the age of 83 after a courageous battle with cancer. Mr. Rankin co-founded McMoRan Oil & Gas Co. in 1969 with James R. Moffett and W. K. McWilliams (deceased). In 1981, McMoRan merged with Freeport Minerals Company to form one of the world’s leading natural resource companies, Freeport-McMoRan Inc., FCX’s former parent company.

“We lost a brother, a friend and a valued member of our Board of Directors,” said James R. Moffett, Chairman of the Board of FCX. “Mack has been a great partner and advisor for many years. Our Board and organization will miss him greatly and our thoughts and prayers are with his wife Ashley, his son Richard and the entire Rankin family during this time.”

Mr. Rankin was highly regarded in the natural resources industry with more than 50 years of experience.
He was a member of the All American Wildcatters. He was a member of the University of Texas McCombs School of Business Hall of Fame. Mr. Rankin previously served as Chairman of the U.S. Oil and Gas Association. He was a recipient of the Distinguished Alumnus Award from the University of Texas College of Business Administration. Mr. Rankin was also a recipient of the Texas Oil & Gas Association Distinguished Service Award in 2010. A native of Dallas, Mr. Rankin was also an active member and generous benefactor of a number of charitable organizations.

FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer. Additional information about FCX is available on FCX's website at www.fcx.com.

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Freeport-McMoRan Copper & Gold                             1